EXHIBIT 99.1

THE HOUSTON EXPLORATION COMPANY
Press Release

Houston Exploration Completes Exchange with KeySpan Corporation

Houston, Texas – June 2, 2004 – The Houston Exploration Company (NYSE:THX) announced today the closing of its sale of 6,200,000 shares of common stock in a public offering at $48.00 per share and the completion of an exchange with KeySpan Corporation (NYSE:KSE). Pursuant to the exchange, Houston Exploration exchanged all the stock of Seneca-Upshur Petroleum, Inc., its wholly-owned subsidiary, for 10,800,000 shares of its common stock owned by KeySpan, which it thereafter canceled.

To fund cash in an amount calculated to equalize the value of the stock being exchanged, Houston Exploration offered 6,200,000 shares of its common stock and borrowed an additional $107 million under its revolving bank credit facility. Houston Exploration also granted the underwriters an option to purchase up to an additional 930,000 shares at the public offering price to cover any over-allotments, the option for 310,000 shares of which expired at closing without being exercised and the remaining 620,000 shares may be exercised through June 25, 2004.

Houston Exploration contributed substantially all of the approximately $282 million in net proceeds of the offering after expenses, an additional $107 million in cash borrowed under its revolving bank credit facility, and all of its Appalachian Basin assets and related liabilities (which the parties agreed are worth $60 million) to Seneca-Upshur. Houston Exploration then conveyed to KeySpan all of the shares of Seneca-Upshur, in exchange for 10,800,000 shares of its common stock held by KeySpan. The net proceeds from any exercise by the underwriters of the remaining shares subject to the over-allotment option will be used to reduce borrowings under its revolving bank credit facility.

The net effect of the offering and the exchange on Houston Exploration is the redemption and cancellation of 4,600,000 shares of the company’s common stock, the disposition of its Appalachian Basin assets, which represented approximately 3 percent of its production as of March 31, 2004, and a $107 million increase in outstanding indebtedness. KeySpan’s ownership of Houston Exploration’s outstanding common stock decreased from approximately 54.5 percent to approximately 24.1 percent, and KeySpan reduced its representation on the Board of Directors of Houston Exploration from five to two directors.

A registration statement related to the public offering has been filed with and declared effective by the Securities and Exchange Commission, and a prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, or Goldman, Sachs & Co., c/o Prospectus Department, 85 Broad Street, New York, New York 10004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s website at http://www.houstonexploration.com.

KeySpan Corporation (NYSE: KSE), a member of the Standard & Poor’s 500 Index, is the largest distributor of natural gas in the Northeast with 2.5 million customers, operating regulated natural gas utilities in New York, Massachusetts and New Hampshire under the KeySpan Energy Delivery service company.

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Contact:	The Houston Exploration Company
Melissa Reynolds
713-830-6887
mreynolds@houstonexp.com

KeySpan Corporation
George Laskaris
718-403-2526
glaskaris@keyspanenergy.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release are forward-looking statements and reflect our current expectations and are based on current available information. The expected consummation of the transaction, the expected benefits of the transaction, the expected tax and accounting treatment of the transaction and all other future statements constitute forward-looking statements. The words “expect,” “will,” and similar expressions are intended to identify forward-looking statements. The expectations in this news release regarding the consummation and subsequent results of any transaction rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from those anticipated as of the date of this news release. While we believe the assumptions concerning future events are reasonable, there are inherent difficulties in predicting certain important factors that could impact future performance. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things, price volatility, the risk of future writedowns, the inability to find and develop reserves, the inaccuracy of assumptions on which reserve estimates are based, the inability to meet substantial capital requirements, the constraints imposed by current or future indebtedness, failure of the split-off to qualify as a tax-free transaction, costs and other difficulties related to the transaction, failure to satisfy conditions precedent to the transaction, including the common stock offering, reserve replacement risks, drilling risks, and other factors inherent in the exploration for and production of natural gas and crude oil. These factors, when applicable, are discussed in our filings with the Securities and Exchange Commission, copies of which are available to the public. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.